UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 4, 2011
Oiltanking Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35230	45-0684578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
15631 Jacintoport Blvd.
Houston, Texas 77015
(Address of principal executive office) (Zip Code)
(281) 457-7900
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 4, 2011, Oiltanking Holding Americas, Inc. (“OTA”), the sole member of OTLP GP, LLC (the “General Partner”), the general partner of Oiltanking Partners, L.P. (the “Partnership”), appointed Randall J. Larson to serve as a member of the board of directors of the General Partner (the “Board”). The Board determined that Mr. Larson is an independent director, and appointed Mr. Larson to serve as the Chairman of the Audit Committee and a member of the Conflicts Committee of the Board. In addition, Gregory C. King, who was previously appointed as an independent director of Board in connection with the initial public offering of the Partnership, was appointed to serve as the Chairman of the Conflicts Committee.
     Consistent with the Partnership’s policy for compensating non-employee directors of the General Partner, Mr. Larson and the other non-employee directors of the General Partner, Gregory C. King and David L. Griffis, will each receive $45,000 for their service on the Board during 2011, and each subsequent calendar year, unless otherwise determined by the Board, as well as $2,000 for each meeting of the Board or any Board committee attended in person and $1,500 for each meeting of the Board or any Board committee attended telephonically. In addition, each non-employee director will receive $5,000 annually for each Board committee for which they serve as chairman.
     There are no understandings or arrangements between Mr. Larson and any other person pursuant to which Mr. Larson was elected to serve as a director of the General Partner. There are no relationships between Mr. Larson and the General Partner, the Partnership or any of the Partnership’s subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release dated August 4, 2011, announcing appointment of Randall J. Larson to the Board of Directors

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oiltanking Partners, L.P.
	By:	OTLP GP, LLC, its general partner

Dated: August 4, 2011	By:	/s/ Carlin G. Conner
		Name:	Carlin G. Conner
		Title:	President and Chief Executive Officer

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